SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2013

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

On April 9, 2013 Ms. Linh Nguyen notified the Board of Directors of International Stem Cell Corporation, a Delaware corporation, (the “Company”) of her resignation as the Company’s Chief Financial Officer. Her resignation will be effective April 15, 2013 but she has agreed to assist with the transition of her responsibilities following her departure. Ms. Nguyen is pursuing a career opportunity in the software industry and has indicated that her resignation did not result from any disagreement with the Company’s operations, policies or practices.

The Company has appointed Mr. Jay Novak, age 47, who is currently serving as the Company’s Director of Finance, as the interim Chief Financial Officer, effective April 16, 2013. Mr. Novak has over 18 years of experience in finance and accounting. He joined the Company in July 2011 and has been serving as Director of Finance since May 2012. Prior to joining the Company, Mr. Novak served as Financial Reporting Manager at Volcano Corporation, a medical device company, from April 2010 to June 2011, as a financial consultant from September 2009 until March 2010, and as Associate Director of Finance at Nanogen, Inc. from April 2007 until August 2009. He previously served as Associate Director of Finance at Elan Pharmaceuticals and as Assistant Director of Finance at Isis Pharmaceuticals. He is a certified public accountant, having begun his career with Deloitte & Touche, LLP. He received a B.S. in Accountancy from California State University, Long Beach, and an MBA from University of California, Irvine.

ITEM 5.03	AMENDMENT OF ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

As a result of conversion in January 2013 by the holders of all shares of Series C Preferred Stock to common stock, there were no longer any shares of Series C Preferred Stock outstanding. On April 10, 2013, the Company filed a Certificate of Elimination for the Series C Preferred Stock. The Certificate of Elimination amended the provisions of the Certificate of Incorporation of the Company to eliminate the powers, designations, preferences, privileges and other rights of the Series C Preferred Stock.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d.)	Exhibits

3.1	Certificate of Elimination for Series C Preferred Stock

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Andrey Semechkin
Andrey Semechkin
Co-Chairman and Chief Executive Officer

Dated: April 15, 2013